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                                                             Exhibit (a)(1)(NNN)

                         [LETTERHEAD OF OMNICARE, INC.]

Omnicare                                                           news release
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                 Omnicare Amends Tender Offer for NCS HealthCare
               Includes Revised $5.50 Per Share Cash Tender Offer
                     Scheduled to Expire on January 7, 2003

COVINGTON, Ky., December 23, 2002 -- Omnicare, Inc. (NYSE: OCR), a leading provider of pharmaceutical care for the elderly, today announced that, in connection with its Agreement and Plan of Merger with NCS HealthCare, Inc. (NCSS.OB), it has amended its tender offer for all of the outstanding shares of Class A common stock and Class B common stock of NCS. Omnicare's amended tender offer is for $5.50 per share in cash.

The tender offer is scheduled to expire at 12:00 midnight, New York City time on January 7, 2003, unless extended.

NCS stockholders who already have tendered shares of Class A common stock or Class B common stock and have not withdrawn such shares need not take any additional action with respect to Omnicare's amended tender offer. These stockholders will receive the increased offer price of $5.50 per share in Omnicare's tender offer.

As of the close of business on December 20, 2002, a total of 10,759,862 shares of Class A common stock of NCS had been tendered, which represents approximately 58% of the outstanding shares of Class A common stock, and a total of 24,782 shares of Class B common stock had been tendered, which represents less than 1% of the outstanding shares of Class B common stock.

The NCS Board of Directors has unanimously approved the Omnicare tender offer and merger and unanimously recommends that NCS stockholders tender their shares in the offer. Omnicare has been advised by NCS that each of the directors and executive officers of NCS intends to tender all shares owned by such person pursuant to the tender offer. As a group, all of the directors and executive officers of NCS own approximately 1,173,738 shares of Class A common stock and approximately 4,810,806 shares of Class B common stock. Following completion of the tender offer, the merger agreement provides for the merger of a wholly-owned subsidiary of Omnicare into NCS, pursuant to which those shares not tendered will be converted into the right to receive $5.50 per share in cash.

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The transaction will enhance Omnicare's position as a leading provider of pharmacy services for the elderly by combining NCS's approximately 199,000 residents served with the approximately 746,000 residents already served by Omnicare. The combined company will have a nationwide network of pharmacies serving long-term care providers in 47 states. Based upon results for Omnicare and NCS for the quarter ended September 30, 2002, Omnicare's combined annualized revenues will approximate $3.3 billion.

NCS HealthCare provides pharmaceutical and related services to long-term care facilities, including skilled nursing centers, assisted living facilities and hospitals. NCS serves approximately 199,000 residents of long-term care facilities in 33 states and manages hospital pharmacies in 10 states.

About the Company

Omnicare, based in Covington, Kentucky, is a leading provider of pharmaceutical care for the elderly. Omnicare serves approximately 746,000 residents in long-term care facilities in 45 states, making it the nation's largest provider of professional pharmacy, related consulting and data management services for skilled nursing, assisted living and other institutional healthcare providers. Omnicare also provides clinical research services for the pharmaceutical and biotechnology industries in 28 countries worldwide. For more information, visit the company's Web site at http://www.omnicare.com.

This document is neither an offer to purchase nor a solicitation of an offer to sell securities. The tender offer is being made only through an offer to purchase, including the supplement thereto, and a related revised letter of transmittal. Investors and security holders are strongly advised to read the tender offer statement of Omnicare because it contains important information. The tender offer statement has been filed by Omnicare with the Securities and Exchange Commission (SEC). Investors and security holders may obtain a free copy of these statements (when available) and other relevant documents on the SEC's Web site at: http://www.sec.gov. The tender offer statement and related materials may also be obtained for free by directing such requests to Omnicare at (859) 392-3331.

Statements in this press release concerning the intention of the NCS directors and executive officers to tender their shares; Omnicare's business outlook or position or future economic performance; the expected benefits from the NCS acquisition; the timing of and ability to successfully conclude the tender offer and merger with NCS, together with other statements that are not historical, are forward-looking statements that are estimates reflecting the best judgment of Omnicare based on currently available information. Such forward-looking statements involve actual known and unknown risks, uncertainties, contingencies and other factors that could cause actual results, performance or achievements to differ materially from those stated. Such risks, uncertainties, contingencies and other factors, many of which are beyond the control of Omnicare, include overall economic, financial and business conditions; trends for the continued growth of the businesses of Omnicare; the realization of anticipated revenues, economies of scale, cost synergies and profitability; the ability to implement productivity, consolidation and cost reduction efforts and to realize anticipated benefits; the impact and pace of pharmaceutical price increases; delays and further reductions in governmental reimbursement to customers and to Omnicare as a result of pressure on federal and state budgets due to the continuing economic downturn and other factors; the overall financial condition of Omnicare's customers; Omnicare's ability to assess and react to the financial condition of its customers; the impact of seasonality on the business of Omnicare; the ability of vendors to continue to provide products and services to Omnicare; the continued successful integration of Omnicare's clinical research business and acquired

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companies, including NCS, and the ability to realize anticipated economies of scale and cost synergies; pricing and other competitive factors in the industry; increases or decreases in reimbursement; the effect of new government regulations, executive orders and/or legislative initiatives, including those relating to reimbursement and drug pricing policies and changes in the interpretation and application of such policies; government budgetary pressures and shifting priorities; efforts by payors to control costs; the outcome of litigation; the failure of Omnicare to obtain or maintain required regulatory approvals or licenses; loss or delay of contracts pertaining to Omnicare's contract research organization business for regulatory or other reasons; the ability of clinical research projects to produce revenues in future periods; the ability to attract and retain needed management; the impact and pace of technological advances; the ability to obtain or maintain rights to data, technology and other intellectual property; the impact of consolidation in the pharmaceutical and long-term care industries; volatility in the market for Omnicare's stock, the stock of NCS and in the financial markets generally; access to capital and financing; the demand for Omnicare's products and services; variations in costs or expenses; the continued availability of suitable acquisition candidates; changes in tax law and regulation; changes in accounting rules and standards; and other risks and uncertainties described in Omnicare's reports and filings with the Securities and Exchange Commission.

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Contacts:

Cheryl D. Hodges Omnicare, Inc.         Joele Frank / Andy Brimmer Joele Frank,
(859) 392-3331                          Wilkinson Brimmer Katcher
                                        (212) 355-4449, ext. 121